Exhibit 99.29

Brokerage Request Form for Exercise/Cancellation of Book-Entry Subscription Rights

Points to note when using this request form

*When using this request form, please make sure to check the following important points.

1. Procedures may differ depending on the account management institution (including securities companies, etc.) stated on the shareholders’ subscription rights. Therefore, please contact your account management institution, etc. in advance.

2. Depending on the account management institution, etc. the request form to exercise the rights may be specified, which means that you may not be able to use this request form. Therefore, please enquire to your account management institution, etc. in advance.

3. If you would like to exercise subscription rights, please enter the necessary information in the thick-bordered boxes (1) and (2) below, affix your registered seal to (3), and then submit the form to your account management institution, etc.

*Please be advised that Mitsubishi UFJ Trust and Banking Corporation, which is the acceptance location stated in the Issuing Guidelines for requests to exercise rights, does not directly accept exercise requests.

4. Please be advised that, if you do not exercise your rights (if both the receipt of this document by your account management institution, etc. as well as the payment transfer pertaining to your request to exercise rights are not confirmed) by Monday, July 29, 2013, you will forfeit your subscription rights and lose the opportunity to acquire common shares of J Trust Co., Ltd.

*Depending on the account management institution, etc. the acceptance period for brokerage service may be further shortened. Please enquire in advance.

(1)	To:

*Please enter the name of the account management institution (the recipient of this document) recorded on the shareholders’ subscription rights.

The exercise of the Stock Acquisition Rights is exempted from registration in the United States pursuant to Rule 801 of the U.S. Securities Act of 1933, as amended (the “Act”), which requires prohibition of U.S. residents from transferring the Stock Acquisition Rights other than through transfers in accordance with Regulation S (“Regulation S”) under the Act. Based on the foregoing, the holder (including any beneficial owner) exercising its Stock Acquisition Rights pursuant to this form (the “Holder”) is deemed to have made the following representation:

(1) The Holder has not obtained such Stock Acquisition Rights through a transfer from a U.S. resident (except for transfers from a U.S. resident made in accordance with Regulation S).

(2) (i) The Holder was offered, obtained and exercised the rights and was offered and subscribed for the underlying shares lawfully in the jurisdiction in which such Holder resides or is currently located, and (ii) such Holder is not acquiring the underlying shares with a view to the offer, sale, transfer, delivery or distribution, directly or indirectly, of such underlying shares into any jurisdiction where such activity would require registration or violate local laws or regulations.

(2) <Customer Information>

Request date						(3) Seal registered with the account management institution, etc.
	Year 2013	Month	Date

Furigana (kana)
Name

Furigana (kana)

Address		–

Contact number	(Please enter a telephone number where you can be contacted during the daytime on weekdays.)

Telephone (home / work / other):			–	–	Cell phone:	–	–	☐

Client account code

With respect to the following book-entry subscription rights, which I hold, I request that your company provide brokerage service to request exercise/Cancellation of the rights.

<Details of the Subscription Rights Subject to the Exercise/Cancellation Request>

Security name	Security code					Number of subscription rights to be exercised
J Trust Co., Ltd	8	5	0	8	9	Rights	☐
						*The number of exercisable subscription rights is as stated in the Notice of the Rights Offering (Non-Commitment Type/Gratis Allotment of Listed Subscription Rights). For details, please enquire to the account management institution, etc. with which you do business.

Payment date of amount to be paid upon exercise (Scheduled payment date)	Amount to be paid upon exercise
Year Month Date	Yen	☐
*After submission of this document, if payment of the amount pertaining to the request for exercise is scheduled, please enter the scheduled date.	*The amount to be paid will be the amount obtained by multiplying the number of subscription rights exercised by 1,800 yen. For details, please enquire to the account management institution, etc. with which you do business.

Company Use Only

Operation Branch Information
JASDEC Member Name	JASDEC Member Code	Department/Branch Name	Handling Person
☐

Information for Customer Handling
Date of Receipt of This Document	Confirmation Date of Customer’s Payment Amount	Customer’s Account Number	Date of Payment to Payment Location and Date of Brokerage Request to JASDEC
Year 2013 Month Date	Year 2013 Month Date		Year 2013 Month Date	☐

Client account code